Exhibit 99.1

NeoPharm, Inc. Announces Second Quarter 2008 Financial Results

LAKE BLUFF, Ill.--(BUSINESS WIRE)--NeoPharm, Inc. (NASDAQ: NEOL), today announced its second quarter 2008 financial results.

For the second quarter ended June 30, 2008, NeoPharm reported a net loss of $2.1 million, or ($0.07) per basic and diluted share, as compared to a net loss of $3.6 million, or ($0.13) per share, for the same period last year, which represents a $1.5 million, or 42%, reduction. For the six months ended June 30, 2008, NeoPharm reported a net loss of $3.6 million, or ($0.13) per basic and diluted share, compared to a net loss of $9.1 million, or ($0.32) per share, for the same period last year. The decrease in the Company’s net loss is primarily attributed to cost-savings initiatives begun in 2007 and now largely completed, that targeted all areas of the Company not directly related to its focus on optimizing NeoPharm’s drug development activities.

During the second quarter, the Company allocated $1.3 million in cash to its operations, excluding non-recurring second quarter payments for the move to a smaller new laboratory and corporate headquarters facility, versus $1.8 million in the first quarter of 2008. NeoPharm anticipates future cash consumption levels to increase consistent with the advancement and progression of its clinical trials and other preclinical development activities, as well as for final payments related to previous drug product candidates’ trial obligations. Despite these anticipated disbursements, with $16.4 million in cash and other investments net of short-term borrowings as of the end of the second quarter, the Company reaffirmed its estimate that it has adequate resources to fund its operations through most of 2009.

“After an extensive evaluation of our pipeline and alignment of our resources, we laid out an aggressive clinical development strategy last year. We have delivered on this strategy through the initiation of multiple trials, and anticipate announcing meaningful data points in the remainder of 2008 and into 2009, allowing us to further validate the value of our drug candidate portfolio,” commented Laurence P. Birch, President and Chief Executive Officer of NeoPharm. “The last several months have been exciting, and our team is diligently working to move rapidly through the drug development cycle. Clearly, there is still much work to be done, but I believe that NeoPharm is in an excellent position to maintain our momentum going forward.”

Drug Candidate Pipeline Update

“We have made strides in progressing our oncology drug portfolio through the development cycle during the second quarter of 2008. We have continued enrollment for our Phase II trial for LEP-ETU and Phase I trial for LE-DT and expect to complete these trials in the fourth quarter of 2008. We are encouraged by the initial results we have received, as well as the progress we have made to date. Our pre-clinical drug candidate, LE-rafAON, also continues on track and we anticipate submitting an IND to the FDA in the coming months,” commented Dr. Aquilur Rahman, Chief Scientific Advisor of NeoPharm.

Dr. Rahman continued, “In the next several weeks, we expect to finalize our agreement with SIRO ClinPharm for the management of our initial confirmatory Phase III trial for Cintredekin Besudotox, IL 13-PE38QQR, for the treatment of Recurrent Glioblastoma Multiforme, which we anticipate starting in the fourth quarter. Additionally, we have continued our efforts towards an IND submission for Cintredekin Besudotox for the treatment of pulmonary fibrosis. On July 29, 2008, we entered into an agreement with Lovelace Respiratory Research Institute for the performance of a two week inhalation toxicology study with multiple doses of IL13-PE with a two week recovery in non-human primates. We hope that these studies will demonstrate that it is appropriate to conduct clinical investigations in humans and we currently anticipate an IND filing in the first quarter of 2009.”

Cintredekin Besudotox, IL13-PE38QQR, for Glioblastoma Multiforme

As previously announced, NeoPharm has signed a letter of intent with SIRO ClinPharm to oversee a planned initial confirmatory Phase III trial for its drug product candidate Cintredekin Besudotox (IL13-PE38QQR) (“IL-13”), for the treatment of patients suffering from Recurrent Glioblastoma Multiforme (GBM).

This initial confirmatory Phase III trial will be performed in consultation with the FDA and is being designed with a primary objective of determining Overall Survival, as well as a secondary objective of determining Progression Free Survival, or PFS. NeoPharm will also monitor the delivery system with an imaging agent to ensure that tumor areas in the brain are fully impregnated with drug to provide the full therapeutic benefit of this very active agent for GBM.

This Phase III trial is projected to enroll a total of 45 patients beginning by the fourth quarter of calendar 2008. NeoPharm anticipates that this Phase III trial will generate substantial data by the end of calendar year 2009. The Company will evaluate the results from this initial confirmatory trial to decide whether to expand the Phase III trial into a multinational, multicenter trial to increase the patients’ database, with the goal of satisfying the FDA’s requirements for a Cintredekin Besudotox BLA submission.

LEP-ETU, Liposomal Encapsulated Paclitaxel

The Phase II open-label, multicenter outpatient study for LEP-ETU, Liposomal Paclitaxel, is designed to evaluate the anti-tumor effect and safety/tolerability of LEP-ETU in metastatic breast cancer. The study will target enrolling patients with histologically or cytologically confirmed diagnosis of invasive adenocarcinoma originating in the breast. The primary objective of this Phase II trial will be to assess the Overall Response Rate of patients with metastatic breast cancer after treatment with a dose of 275 mg/m2 LEP-ETU administered over 90 minutes, with secondary objectives to evaluate the Progression-Free Survival (PFS) of patients treated with LEP-ETU and the safety of LEP-ETU, in particular peripheral neuropathy. The maximum tolerated dose (MTD) for this study was established at 375 mg/m2 at 90 minute rate of infusion over 21 days, compared to the MTD of Taxol® at 175 mg/m2 rate of infusion over a 3-hour period. The current LEP-ETU formulation was safe with respect to infusion-related reactions. No premedication of anti-histamine or corticosteroid is required for dosing the patients at these levels in the trial.

LE-DT, Liposomal Encapsulated Taxotere®

NeoPharm has begun enrolling patients at TGen Clinical Research Services at Scottsdale Healthcare and at The Lombardi Comprehensive Cancer Center at Georgetown University in a multi-center Phase I clinical trial for LE-DT, a novel, proprietary liposomal delivery system of docetaxel, the active ingredient of Taxotere®, for the treatment of patients with metastatic solid cancer within the next month. A total of three patients have been enrolled to-date at these two centers.

This open label, dose escalation, Phase I study is designed to determine the maximum tolerated dose (MTD) of LE-DT in patients with metastatic solid cancer who have failed conventional therapy. Up to five dose levels will be studied at up to three investigational sites. The starting dose is based on available information on Taxotere®, as well as the tolerability of LE-DT in preclinical safety studies. NeoPharm anticipates the enrollment of 25 to 30 patients. The secondary objectives of this study will be to evaluate the pharmokinetics of docetaxel following intravenous administration of LE-DT.

Cintredekin Besudotox, IL13-PE38QQR, for Idiopathic Pulmonary Fibrosis

NeoPharm has licensed IL13-PE38 from NIH, FDA, and University of Michigan as a potential therapeutic agent for the treatment of pulmonary fibrosis and asthma. NeoPharm’s collaborators have completed extensive preclinical studies in animal models for the control and reversal of pulmonary fibrosis with this agent. Preclinical studies relating to asthma have also been performed.

LE-rafAON

LE-rafAON is designed and being developed to inhibit activated c-raf-1 gene, which has been associated with radiation and chemotherapy resistance, c-raf gene-specific antisense. The Company anticipates filing an IND with the FDA in mid-2008.

About NeoPharm, Inc.

NeoPharm, Inc., based in Lake Bluff, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer and other drugs for therapeutic applications. Additional information can be obtained by visiting NeoPharm’s web site at www.neopharm.com.

Forward Looking Statements - This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as "expects," "intends," "hopes," "anticipates," "believes," "could," "may," "evidences" and "estimates," and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s strategic review of projects and operations, the Company's drug development programs, the initiation, progress and outcomes of clinical trials of the Company's drug product candidates, including, but not limited to, the possibility of initiating a Phase III confirmatory trial for Cintredekin Besudotox and advancing, the other drug product candidates, projections regarding cash used in operations, financial projections, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production, and marketing of the Company's drug compounds including, but not limited to, the Company's ability to fund and pursue additional testing of Cintredekin Besudotox and its NeoLipid drug product candidates, uncertainty regarding the outcomes of ongoing or potential clinical studies, the Company's financial guidance and projections, the Company's ability to evaluate the strategic alternatives available to the Company and to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug compounds, including, but not limited to, Cintredekin Besudotox and its NeoLipid drug product candidates, that could slow or prevent products coming to market, uncertainty regarding the Company's ability to market its drug products, including, but not limited to Cintredekin Besudotox and its NeoLipid drug product candidates, the uncertainty of patent protection for the Company's intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release, and in the Company's most recent annual report on Form 10-K for the calendar year ended December 31, 2007, as the same may be subsequently updated by the Company in its quarterly reports on Form 10-Q. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NEOPHARM, INC.
Condensed Consolidated Statements of Operations
Three and Six Months Ended June 30, 2008 and 2007

	Three Months Ended		Six Months Ended
	(unaudited)		(unaudited)
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Total revenue	$ -	$ -	$ -	$ -

Expenses:
Research and development	1,014,000	1,500,000	1,837,000	4,507,000
Selling, general, and administrative	1,247,000	1,918,000	2,516,000	4,779,000
Employee termination costs	-	555,000	-	555,000
Facility consolidation costs	11,000	-	(64,000)	-
Gain on sale of equipment and furniture	(101,000)	-	(309,000)	-
Total Expenses	2,171,000	3,973,000	3,980,000	9,841,000
Loss from operations	(2,171,000)	(3,973,000)	(3,980,000)	(9,841,000)

Net Interest income	99,000	358,000	395,000	773,000
Net loss	$ (2,072,000)	$ (3,615,000)	$ (3,585,000)	$ (9,068,000)
Net loss per share - basic and diluted	$ (0.07)	$ (0.13)	$ (0.13)	$ (0.32)
Weighted average shares outstanding - basic and diluted	28,486,770	28,086,748	28,489,876	28,083,630

Selected Balance Sheet data

			June 30, 2008	December 31, 2007
			(unaudited)

Cash, cash equivalents and available for sale securities			21,419,000	20,781,000
Total assets			22,529,000	22,252,000
Short-term debt			5,012,000	-
Total current liabilities			8,381,000	3,925,000
Accumulated deficit			(275,819,000)	(272,234,000)
Total stockholders' equity			14,085,000	18,253,000

CONTACT:
NeoPharm, Inc.
Laurence P. Birch
President & CEO
847-887-0800
lbirch@neopharm.com